EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We have issued our report dated February 15, 2002, accompanying the financial statements included in the Annual Report of Nutraceutix, Inc. on Form 10-KSB for the year ended December 31, 2001. We hereby consent to the incorporation by reference of said report in the Registration Statement of Nutraceutix, Inc. on Form S-8 (File No. 333-79343, effective May 26, 1999).

GRANT THORNTON, LLP
Seattle, Washington

March 27, 2001.